UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2024

Planet Labs PBC
(Exact name of registrant as specified in its charter)

Delaware	001-40166	85-4299396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 Harrison Street, Floor 4 San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (415) 829-3313

N/A
(Former Name or Former Address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	PL	New York Stock Exchange
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	PLWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in a Current Report on Form 8-K filed by Planet Labs PBC (the “Company”) on March 28, 2024, on March 25, 2024, Kevin Weil, the Company’s President, Product & Business, informed the Company of his intention to resign from his role, effective May 6, 2024 (the “Transition Date”).
On May 6, 2024, the Company and Mr. Weil entered into an advisory agreement (the “Advisory Agreement”), which will become effective as of the Transition Date immediately following his employment resignation. Under the Advisory Agreement, Mr. Weil will provide advisory services to the Company for a period of one year following the Transition Date, subject to any extension by mutual agreement between the parties. During the term of the Advisory Agreement, Mr. Weil will be eligible to continue vesting in the Company options and restricted stock units he currently holds, provided that each vesting tranche under such equity awards that is unvested upon commencement of the advisory term will be adjusted to cover 25% of the shares of the Company’s Class A common stock subject to such tranche (the “Continuing Awards”), and the remaining 75% will be forfeited, and provided further that such continued vesting will be based solely on Mr. Weil’s continued services under the Advisory Agreement. If during both the term of the Advisory Agreement and within the period beginning three months prior to, through twelve months following, a change in control of the Company (the “CIC Period”), Mr. Weil’s services with the Company are terminated by the Company without cause or by Mr. Weil for good reason, and not due to Mr. Weil’s death or disability, then any of such Continuing Awards that are then unvested will accelerate vesting in full. The vesting acceleration of such Continuing Awards will be subject to Mr. Weil agreeing to a general release of claims in favor of the Company. Under the Advisory Agreement, Mr. Weil also will receive Company-paid health care coverage under the Company’s group health plans for up to six months following the Transition Date, subject to his timely election of continuation coverage under such plans.
Also on May 6, 2024, Mr. Weil entered into an Advisory Agreement with Planet Labs Federal Inc. (the “Company Subsidiary”), a subsidiary of the Company (the “Subsidiary Agreement”), which will become effective as of the Transition Date immediately following his employment resignation. Pursuant to the Subsidiary Agreement, Mr. Weil will provide services as a member of the board of directors of the Company Subsidiary for a period of one year following the Transition Date, subject to any extension by mutual agreement between the parties. The Subsidiary Agreement provides for the grant, subject to approval by the Company’s board of directors or applicable committee thereof, of an award of restricted stock units covering shares of the Company’s Class A common stock under the Company’s 2021 Incentive Award Plan and form of award agreement thereunder, with an aggregate grant date value equal to $100,000 (the “RSU Award”). Such RSU Award will be effective on May 7, 2024 and is scheduled to vest as to one-fourth of the underlying shares quarterly over a one-year vesting period, subject to Mr. Weil continuing to provide services under the Subsidiary Agreement. If during both the term of the Subsidiary Agreement and the CIC Period, Mr. Weil’s services with the Company Subsidiary are terminated by the Company Subsidiary without cause or by Mr. Weil for good reason, and not due to Mr. Weil’s death or disability, then such RSU Award will accelerate vesting in full, subject to Mr. Weil agreeing to a general release of claims in favor of the Company.
The foregoing summaries of the Advisory Agreement and Subsidiary Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements, copies of which will be filed with the Company’s Form 10-Q for the Company’s fiscal quarter ending April 30, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Planet Labs PBC

Date: May 9, 2024	By:	/s/ Ashley Johnson
Ashley Johnson President and Chief Financial Officer